UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2011

NATIONAL TECHNICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-16438	95-4134955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

24007 Ventura Boulevard, Suite 200
Calabasas, California	91302
(Address of Principal Executive Offices)	Zip Code

(818) 591-0776
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2011 we appointed Justin C. Jacobs to our board of directors.  Mr. Jacobs is a managing director with Mill Road Capital Partners, L.P.  Under the terms of a Securities Purchase Agreement dated June 27, 2011, we agreed to allow Mill Road Capital Partners, L.P. to designate a person to sit on our Board of Directors.  Mr. Jacobs will serve as the initial Mill Road designee.

Mr. Jacobs is a managing director at Mill Road Capital Partners L.P.  a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada.  Prior to joining Mill Road Capital, Mr. Jacobs worked at LiveWire Capital, an investment and management group focused on control and operationally-intensive buy-outs of small companies.  Prior to LiveWire, Mr. Jacobs was an investment professional in the private equity group of The Blackstone Group, one of the world’s leading investment and advisory firms.  He is currently a member of the Board of Directors of Galaxy Nutritional Foods.  He earned a B.S. with dual concentrations in finance and accounting from the McIntire School of Commerce at the University of Virginia where he graduated Beta Gamma Sigma, the highest academic distinction in the undergraduate business program.

Following Mr. Jacob's appointment we now have nine members on our Board of Directors.  Mr. Jacobs' appointment fills a vacancy that was created when Dr. Jack Lin resigned from our Board on April 7, 2011.

Mr. Jacobs was appointed to serve as a Class II director, whose initial term will expire in 2013.  In connection with the appointment, two of our current directors voluntarily agreed to a change in their term.  Mr. John Foster has moved from a Class II to a Class I director whose term will expire in 2012.  Mr. John Gibbons, who was a Class I director, has been designated a Class III director and his current term will expire in 2011.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press release issued on July 21, 2011 relating to appointment of Justin C. Jacobs as director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 21, 2011	National Technical Systems, Inc.

		By:	/s/ Raffy Lorentzian
			Name:	Raffy Lorentzian
			Title:	Senior Vice President Chief Financial Officer